Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-100157) of Kirkland’s, Inc. pertaining to the 2002 Equity Incentive Plan,

(2) Registration Statement (Form S-8 No. 333-189285) of Kirkland’s, Inc. pertaining to the 2002 Equity Incentive Plan, and

(3) Registration Statement (Form S-8 No. 333-232225) of Kirkland's, Inc. pertaining to the 2002 Equity Incentive Plan;

of our reports dated March 25, 2022, with respect to the consolidated financial statements of Kirkland’s, Inc. and the effectiveness of internal control over financial reporting of Kirkland’s, Inc. included in this Annual Report (Form 10-K) of Kirkland’s, Inc. for the fiscal year ended January 29, 2022.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 25, 2022